UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2007

STERIS Corporation

(Exact name of registrant as specified in its charter)

Ohio	1-14643	34-1482024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5960 Heisley Road, Mentor, Ohio	44060-1834
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 354-2600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

STERIS Corporation (the “Company”) and Les C. Vinney previously entered into an employment agreement, dated as of September 7, 2006, in connection with the anticipated resignation of Mr. Vinney as the President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors, and his ultimate retirement from the Company. On May 8, 2007, the Company announced that Mr. Vinney and the Company entered into a new agreement which extends the effective dates of his resignation and retirement.

In connection with the extension of Mr. Vinney’s resignation and retirement, the Company and Mr. Vinney entered into an Employment Agreement, dated as of May 7, 2007 (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Vinney will be deemed to have resigned as President and Chief Executive Officer on the earlier of October 1, 2007 or the date on which the Company appoints a new President or Chief Executive Officer and will resign as a member of the Company’s Board of Directors on the earlier of the date on which the Company makes such appointment or the date of the Company’s 2007 annual meeting of shareholders. After Mr. Vinney’s resignation as President and Chief Executive Officer, Mr. Vinney will remain employed by the Company as a special advisor until September 30, 2009. Mr. Vinney will receive an annual base salary of $750,000 until September 30, 2007. Mr. Vinney will receive a lump sum payment of $625,000 on April 1, 2008, and commencing on April 30, 2008, Mr. Vinney will receive 14 monthly installment payments each in the amount of $62,500.

The Company has agreed that Mr. Vinney will be eligible to participate in the Company’s Senior Executive Management Incentive Compensation Plan for the fiscal year ending March 31, 2008 (the “SEMICP”) based on (a) the Company’s achievement of financial targets consistent with those to be utilized in the Company’s Management Incentive Compensation Plan for the 2008 fiscal year, (b) Mr. Vinney’s base salary of $750,000 and (c) the pro-rata portion of the 2008 fiscal year that Mr. Vinney has agreed to serve as President and Chief Executive Officer. Mr. Vinney will be eligible to participate in the Company’s insurance, retirement and other employee benefit programs during his continued employment with the Company. If, prior to September 30, 2009, a “change of control” with respect to the Company occurs, Mr. Vinney will be entitled to receive the full remaining amount payable to him under the Employment Agreement.

All of Mr. Vinney’s stock options will remain outstanding through the tenth anniversary of the original date of grant, except that certain in-the-money stock options will only be exercisable through December 31, 2007 and the 62,500 stock options granted to Mr. Vinney on September 7, 2006 will only be exercisable through May 31, 2014. Additionally, the Board of Directors of the Company approved an award of 30,000 restricted stock units to Mr. Vinney. These restricted stock units were granted pursuant to the terms of the STERIS Corporation 2006 Long-Term Incentive Plan.

Under the terms of the Employment Agreement, Mr. Vinney has agreed not to compete with the Company for a period of two years after his continued employment with the Company has ended, as well as not to solicit the Company’s employees.

The Employment Agreement described above replaces and supersedes all employment, change of control and similar agreements between the Company and Mr. Vinney, including the Employment Agreement dated as of September 7, 2006.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of May 7, 2007, between Les C. Vinney and STERIS Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERIS CORPORATION

By	/s/ Mark D. McGinley
Mark D. McGinley
Senior Vice President, General Counsel, and Secretary

Date: May 8, 2007

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated as of May 7, 2007, between Les C. Vinney and STERIS Corporation